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                                                                   Exhibit 23.1
                         CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 23, 1996 relating to the financial statements of Universal Outdoor Holdings, Inc., and our report dated June 14, 1996 relating to the financial statements of Ad-Sign, which appear in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial and Operating Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial and Operating Data."




/s/ Price Waterhouse LLP
-------------------------
    Price Waterhouse LLP

    Chicago, Illinois
    October 9, 1996